Exhibit 3.4

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 -After Issuance of Stock)

1. Name of corporation:

PREMIER HOLDING CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)

FOURTH: Authorized Shares.

1.The total number of shares of stock of all classes which the Corporation shall have authority to issue is Five Hundred Million (500,000,000), of which Fifty Million (50,000,000) shall be shall be shares of Preferred Stock with a par value of $0.0001 per share ("Preferred Stock"), and Four Hundred Fifty Million (450,000,000) shall be shares of Common Stock with a par value of$0.0001 per share ("Common Stock").

[continued on next page titled Exhibit A to Certificate of Amendment]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 56%

4. Effective date and time of filing: (optional) Date: _______________      Time: __________

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Revised: 8-31-11

Nevada Secretary of State Amend Profit-After

Exhibit A to Certificate of Amendment of Premier Holding Corporation

[continued from 2.]

2. Preferred Stock.

(a) The board of directors of this Corporation, by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of Preferred Stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be standard expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

(b) Preferred Stock of any class or series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

As such the full text of Article Fourth now reads:

FOURTH: Authorized Shares.

1. The total number of shares of stock of all classes which the Corporation shall have authority to issue is Five Hundred Million (500,000,000), of which Fifty Million (50,000,000) shall be shall be shares of Preferred Stock with a par value of $0.0001 per share (“Preferred Stock”), and Four Hundred Fifty Million (450,000,000) shall be shares of Common Stock with a par value of $0.0001 per share (“Common Stock”).

2. Preferred Stock.

(a) The board of directors of this Corporation, by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of Preferred Stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be standard expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

(b) Preferred Stock of any class or series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.